As filed with the Securities and Exchange Commission
                               on August 27, 2002

                           Registration No. _________
      =====================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               BIO-ONE CORPORATION
                (Name of registrant as specified in its charter)

NEVADA                                  2833                     65-0815746
(State or Other Jurisdiction    (Primary Standard            (I.R.S. Employer
of Incorporation                Industrial Classification    Identification No.)
or Organization)                Code Number)


1630 Winter Springs, Blvd.                               Armand Dauplaise
Winter Springs, Florida 32708                      1630 Winter Springs, Blvd.
(407)977-1005                                      Winter Springs, Florida 32708
                                                   (407)977-1005
(Address and telephone number                      (Name, address, and telephone
of principal executive offices                     number of agent for service)

                                   Copies to:

                             Jeffrey G. Klein, Esq.
                          Newman, Pollock & Klein, LLP
                             2101 NW Corporate Blvd.
                                    Suite 414
                            Boca Raton, Florida 33431
                            Telephone: (561)997-9920
                            Facsimile: (561) 241-4943


Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                            Proposed   Proposed
Title of                                    maximum    maximum      Amount
each class                      Amount      offering   aggregate    of
of securities                   to be       price per  offering     Registration
to be registered                registered  share(1)   price        Fee
--------------------------------------------------------------------------------
Common stock,                   31,521,740  $   0.35   $11,032,609  $1,015
$.001 par value to be sold
by selling shareholders
--------------------------------------------------------------------------------
TOTAL                           31,521,740  $   0.35   $11,032,609  $1,015
================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices on August 21, 2002 of $.35.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We maynot sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

       PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED August 27, 2002

                               BIO-ONE CORPORATION
                        31,521,740 SHARES OF COMMON STOCK


This prospectus relates to the sale of up to 31,521,740 shares of Bio-One's common stock by certain persons who are, or will become, stockholders of Bio-One. Please refer to "Selling Stockholders" beginning on page 10. Of that total, a single stockholder will sell up to30,000,000 shares of common stock in this offering that it will receive pursuant to an Equity Line of Credit. Bio-One is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consist of:

          o Cornell Capital Partners, L.P., which intends to sell up to 30,000,000 shares of common stock to be purchased under an Equity Line of Credit Agreement, dated July 25, 2002.

          o Westrock Advisor, Inc. which intends to sell up to 43,479 shares of common stock to be purchased under a Placement Agent Agreement, dated July 25, 2002.

          o Other selling stockholders, which intend to sell up to 1,478,261 shares of common stock purchased in private offerings and issued pursuant to a consulting agreement.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Bio-One 100% of the market price of our common stock (pursuant to the Equity Line of Credit Agreement). Bio-One has agreed to pay Cornell Capital Partners, L.P. a underwriting discount equal to 5% of each Advance under the Equity Line of Credit Agreement.

Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "BICO". On August 21, 2002 the last reported sale price of our common stock was $.32 per share.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 10.

                                 PRICE TO                   PROCEEDS TO SELLING
                                 PUBLIC*                    SHAREHOLDERS

         Per share               $ .35                      $.35

         TOTAL                   $ .35                      $11,032,609
                                 =====                      ===========
-----------------------
* This includes the sale of 30 million shares of common stock by Cornell Capital Partners, L.P. All proceeds from the sale of these shares will be paid to the selling stockholders.

With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is _________, 2002.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
PROSPECTUS SUMMARY .....................................................    1
THE OFFERING ...........................................................    2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION .............................    4
RISK FACTORS ...........................................................    5
FORWARD-LOOKING STATEMENTS .............................................   12
SELLING STOCKHOLDERS ...................................................   14
USE OF PROCEEDS ........................................................   15
DILUTION ...............................................................   16
EQUITY LINE OF CREDIT ..................................................   16
PLAN OF DISTRIBUTION ...................................................   19
MANAGEMENT'S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION ...................................................   20
DESCRIPTION OF BUSINESS ................................................   22
MANAGEMENT .............................................................   35
DESCRIPTION OF PROPERTY ................................................   38
LEGAL PROCEEDINGS ......................................................   38
PRINCIPAL SHAREHOLDERS .................................................   38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .........................   39
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
COMMON EQUITY AND OTHER SHAREHOLDER MATTERS ............................   39
DESCRIPTION OF SECURITIES ..............................................   40
EXPERTS ................................................................   42
LEGAL MATTERS ..........................................................   43
AVAILABLE INFORMATION ..................................................   43
FINANCIAL STATEMENTS ...................................................   F-1

--------------------------------------------------------------------------------

We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2001, were contained in our Annual Report on Form 10-KSB.

As used in this prospectus, the terms "we," "us," "our," "the Company," and "Bio-One" mean Bio- One Corporation, a Nevada corporation. The term "selling shareholder" means Cornell Capital Partners, L.P., and other selling shareholders of Bio-One (all of whom are identified in this Registration Statement) all of which are offering to sell their shares of Bio-One common stock which are being registered through this prospectus. The term "common stock" means our common stock, par value $0.001 per share and the term "shares" means the shares of common stock being registered by us through this prospectus.

The information in this prospectus is qualified in its entirety by reference to the entire prospectus. Consequently, this prospectus, which is contained as part of this registration statement, must be read in its entirety. This is especially important in light of material subsequent events disclosed. Information may not be considered or quoted out of context or without referencing other information contained in this report necessary to make the information considered, not misleading.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date hereof.

                               PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

OUR COMPANY

BIO-ONE CORPORATION (we, the "Company" or "BIO") is a Nevada corporation and was incorporated on February 24, 1998 to engage in the nutritional supplement marketing and internet consulting business. On May 30, 2000, we exchanged 10,000,000 shares of our Common Stock $0.001 (85.47%) for 100% of the issued and outstanding shares of common stock of Crown Enterprises, Inc., a Florida corporation ("Crown"), that was incorporated on April 9, 1999, pursuant to an Agreement and Plan of Share Exchange, dated May 30, 2000, (the "Share Exchange"). Prior to the Share Exchange, we had 20,000,000 shares of authorized common stock, of which 1,700,000 shares were issued and outstanding. All of our outstanding shares were fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to the Share Exchange.

The Share Exchange called for the resignation of our original officers and directors, who no longer have any continued involvement with us, and the appointing of Armand Dauplaise as President and Chairman of the Board of Directors and Kevin Lockhart as our secretary and director. Our new board of directors then consisted of Armand Dauplaise, President and Chairman of the Board and Kevin Lockhart, Secretary and Director.

We operated Crown Enterprises to pursue its evolving program of microscopic analysis and nutritional supplement sales. Due to limited financing, we could not effectively operate the microscopy and vitamin supplement programs. Differences arose amongst the Board as to the proper course of action. The matter was settled by transferring assets valued at $5,000 to Mr. Lockhart. Mr. Lockhart forgave $173,000 in back pay and the Company redeemed 1,750,000 shares of common stock owned by Mr. Lockhart. Mr. Lockhart also tendered his resignation as an officer, director and employee of the Company, leaving Mr. Dauplaise as our sole officer and director.

Our sole focus now is to acquire and operate multiple manufacturing and marketing businesses in the nutritional supplement industry. We intend to vertically integrate production, marketing and distribution. Management believes that the customer base and demands for nutritional supplements is growing significantly. More than 100 million Americans are taking nutritional supplements; U.S. nutritional industry sales are approaching $50 billion annually. The industry is highly fragmented with a majority of the manufacturers and distributors with revenues under $5 million in annual sales. By implementing a unique acquisition strategy designed to take advantage of operating efficiencies, and the fragmented nature of the industry, Bio-One will be able to establish itself as a significant force in the health and vitamin supplement market.

Our principal place of business is located at 1630 Winter Springs Boulevard, Winter Springs, Florida 32708 and our telephone number at that address is (407) 977-1005.

                                  THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of Bio-One. The selling stockholders consist of:

          o Cornell Capital Partners, L.P., which intends to sell up to 30,000,000 shares of common stock to be issued under an Equity Line of Credit Agreement, dated July 25, 2002.

          o Westrock Advisor, Inc. which intends to sell up to 43,479 shares of common stock to be purchased under a Placement Agent Agreement, dated July 25, 2002.

          o Other selling stockholders, who intend to sell up to 1,478,261 shares of common stock purchased in private offerings.

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $10 million. Cornell Capital Partners, L.P. will purchase the shares of common stock for 100% of the lowest closing bid price of our common stock during the 5 trading days immediately following notice of its intent to make an Equity Line draw. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. We also issued 43,479 shares of common stock to Westrock Advisors, Inc. Westrock will serve as the placement agent to act as our exclusive agent in connection with the Equity Credit Line. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

COMMON STOCK OFFERED                31,521,740 shares by selling stockholders

OFFERING PRICE                      Market price

COMMON STOCK OUTSTANDING
BEFORE THE OFFERING(1)              13,949,846 shares

COMMON STOCK OUTSTANDING
AFTER THE OFFERING (2)              44,621,586 shares


USE OF PROCEEDS                     We will not receive any of the proceeds from
                                    the sale of stock by any of the selling
                                    stockholders. Any proceeds we receive from the sale of common stock under the Equity
                                    Line of Credit will be used to finance
                                    acquisitions and general working capital purposes. See "Use of Proceeds."

RISK FACTORS                        The securities offered hereby involve a high
                                    degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

DIVIDEND POLICY We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to find future growth.

OVER-THE-COUNTER
BULLETIN BOARD SYMBOL               BICO

------------------

(1) Based on shares outstanding as of August 9, 2002.

(2) Assumes that all shares registered by this prospectus are issued under the equity line of credit. The issuance of 900,000 shares of common stock to three individuals nominated to serve on our Board of Directors and the redemption of 1,750,000 shares currently owned by a former director.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Financial Statements and the notes therewith.




                                                FOR THE QUARTER     FOR THE YEAR
                                                     ENDED              ENDED
                                                    June 30,        December 31,
                                                     2002               2001

STATEMENT OF OPERATION DATA:

Revenues                                         $     1,500        $    82,943
Cost of Goods Sold                                       434             39,698
General and administrative expenses                  142,771            710,977
Total operating expenses                             143,205            750,675
(Loss) from operations                              (141,705)          (667,732)
Net (loss)
Net loss per share - basic and diluted           $     (0.00)       $     (0.06)


BALANCE SHEET DATA:
                                                    June 30,        DECEMBER 31,
                                                      2002              2001
                                                  (Unaudited)        (Audited)

Cash                                             $       353        $    34,103
Inventory                                                 --             15,153
Accounts Receivable                                       --              1,672
Total Current Assets                                     353             50,929
Intangible assets, net
Other receivables- related party
Property and Equipment                                 6,604             18,242
Total Assets                                           9,107             70,870
Accounts payable                                     129,103             16,607
Accrued Expenses                                     161,949            202,642
Current Installments of Notes
Payable                                               89,502             74,502
Total current liabilities                            380,554            293,181
Common stock                                          12,812             12,812
Additional paid-in capital                         1,030,988          1,030,988
Treasury Stock                                        (1,750)                --
Accumulated (deficit)                             (1,413,497)        (1,266,111)
Total stockholders' equity                          (371,447)          (222,311)
Total Liabilities and
Shareholders Equity                              $     9,107        $    70,870

                                  RISK FACTORS

THE SECURITIES OFFERED ARE HIGHLY SPECULATIVE. YOU SHOULD PURCHASE THEM ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT IN US. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION IN THIS PROSPECTUS.

CERTAIN IMPORTANT FACTORS MAY AFFECT OUR ACTUAL RESULTS AND COULD CAUSE THOSE RESULTS TO DIFFER SIGNIFICANTLY FROM ANY FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS OR OTHERWISE MADE BY US OR ON OUR BEHALF. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT SHOULD BE CONSIDERED TO BE FORWARD-LOOKING STATEMENTS. WORDS SUCH AS "MAY," "EXPECT," "BELIEVE," "ANTICIPATE," "INTEND," "COULD," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVES OF THOSE WORDS, IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS AS TO OUR INTENT, BELIEF OR EXPECTATIONS. THESE FORWARD- LOOKING STATEMENTS ARE SUBJECT TO THE RISKS DETAILED BELOW OR ELSEWHERE IN THIS PROSPECTUS, OR DETAILED FROM TIME TO TIME IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE "RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS" ON PAGE 18.

INVESTORS SHOULD ASSUME THAT, EVEN IF NOT SPECIFICALLY STATED WITHIN THIS DOCUMENT, IF ANY OF THE FOLLOWING RISKS ACTUALLY MATERIALIZE, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF FUTURE OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $1,413,497 as of June 30, 2002. We incurred a net loss of $677,150 or $.06 per share for the year ended December 31, 2001. Future losses are likely to continue unless we successfully implement our revised business plan. Our independent auditors have noted that due to the substantial losses incurred during fiscal year 2001 and 2000, a working capital deficit as well as a stockholders deficit of $221,311, raise substantial doubts about our ability to continue as a going concern. Our ability to continue as a going concern will be dependent upon our ability to draw down the Equity Credit Line we have established with Cornell Capital Partners. If we incur any problems in drawing down our credit line, we may experience significant liquidity and cash flow problems. No assurances can be given that we will be successful in reaching or maintaining profitable operations. If we are not successful in reaching and maintaining profitable operations we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail business operations and will likely result in a lower stock price.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowing from third parties and funds provided by certain officers and directors. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

Our independent auditors have added in their audit reports for December 31, 2001 and 2000 a going concern statement. Our ability to continue as a going concern depends on our ability to obtain additional funding. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT
MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY
REQUIREMENTS

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

     o    With a price of less than $5.00 per share;

     o    That are not traded on a "recognized" national exchange;

     o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

     o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

Our success largely depends on the efforts and abilities of our key executives and consultants, including Armand Dauplaise, our President. The loss of the services of Mr. Dauplaise could materially harm our business because of the cost and time necessary to recruit and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Dauplaise.

WE MAY BE UNABLE TO MANAGE GROWTH

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

     o    Implement changes in certain aspects of our business;

     o Enhance our information systems and operations to respond to increased demand;

     o Attract and retain qualified personnel; and o Develop, train and manage an increasing number of management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

POSSIBLE ISSUANCE OF PREFERRED STOCK

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, $0.001 par value per share ("Preferred Stock"), with designations rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company.

WE EXPECT INTENSE COMPETITION IN OUR INDUSTRY

Many of our competitors have significantly greater name recognition and financial and other resources. We cannot assure you that we will succeed in the face of strong competition from other neutraceutical companies.

OUR INDUSTRY IS SUBJECT TO GOVERNMENT REGULATION

The manufacturing, processing, formulation, packaging, labeling and advertising of vitamins and other neutraceutical products are subject to regulation by one or more federal agencies, including the Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities, as well as of foreign countries, in which the Company's products may be sold. We may incur significant costs in complying with these rules. If we cannot comply, we may be forced to cease operations.

POTENTIAL ACQUISITIONS

Any acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies, products or technologies. While we have no current agreements to do so, we may buy businesses, products or technologies in the future. In the event of any future purchases, we could: issue stock that would dilute our current stockholders' percentage ownership; incur debt; assume liabilities; incur amortization expenses related to goodwill and other intangible assets; or incur large and immediate write-offs. Our operation of any acquired business will also involve numerous risks, including: problems combining the purchased operations, technologies or products; unanticipated costs; diversion of management's attention from our core business; adverse effects on existing business relationships with suppliers and customers; risks associated with entering markets in which we have limited prior experience; and potential loss of key employees, particularly those of the purchased organizations.

OUR EQUITY CREDIT LINE AGREEMENT COULD HAVE AN ADVERSE AFFECT ON OUR ABILITY TO MAKE ACQUISITIONS WITH OUR COMMON STOCK.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. It may be necessary for our shareholders to approve an increase in our authorized common stock for us to register additional shares of common stock in order to have sufficient authorized shares available to make acquisitions using our common stock. As we issue shares of common stock pursuant to the Equity Credit Line Agreement, we may not have sufficient shares of our common stock available to successfully attract and consummate future acquisitions.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY CREDIT LINE WHEN NEEDED

We are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by the Equity Credit Line. However, no assurances can be given that such financing will be available in sufficient amounts. We are entitled to advances of $500,000 in the aggregate, in the first 30 calendar days period after the effective date of the Registration Statement. The amount of each subsequent advance received by us is subject to an aggregate maximum advance of $500,000 in any 30 day calendar period.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS

We have not paid any cash dividends on our capital stock and we anticipate that our future earnings, if any, will be retained for use in the business, or for other corporate purposes. It is not anticipated that any cash dividends on the common stock will be paid in the foreseeable future. See "Dividend Policy" and "Description of Securities."

THERE ARE NO CONCLUSIVE STUDIES REGARDING THE MEDICAL BENEFITS OF NUTRITIONAL SUPPLEMENTS

Many of the ingredients in our products will be vitamins, minerals, herbs and other substances for which there is not a long history of human consumption. In addition, although we believe all of our products to be safe when taken as directed by us, there is little experience with human consumption of certain of these product ingredients in concentrated form. Accordingly, no assurance can be given that our products, even when used as directed, will have the effects intended or be safe for human consumption. However, because we are highly dependent upon consumers' perception of the safety and quality of our products as well as similar products distributed by other companies, we could be adversely affected in the event any of our products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers. In addition, because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to consume our products as we suggest or other misuse or abuse of our products or any similar products distributed by other companies could have a material adverse effect on the results of our operations and financial condition.

THE MANUFACTURE AND DISTRIBUTION OF VITAMINS AND OTHER NUTRITIONAL SUPPLEMENTS COULD RESULT IN PRODUCT LIABILITY CLAIMS

We, like any other retailer, distributor and manufacturer of products that are designed to be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. Such claims may include, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While we intend to obtain product liability insurance, there can be no assurance that such insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover liabilities. We do not anticipate obtaining contractual indemnification from parties supplying raw materials or marketing our products. In any event, any such indemnification if obtained will be limited by our terms and, as a practical matter, to the creditworthiness of the indemnifying party. In the event that we do not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on our operations and financial conditions.

RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

Of the 13,949,846 shares of common stock outstanding as of August 9, 2002, 2,246,000 are freely tradable without restriction. The remaining 11,703,846 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. Immediately following the effective date of this prospectus, including the shares to be issued to Cornell Capital Partners, L.P., 33,767,740 common stock will be freely tradeable without restriction, unless held by our "affiliates."

Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 31,521,740 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the Equity Line of Credit agreement.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 31,521,740 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

THE SALE OF MATERIAL AMOUNTS OF COMMON STOCK UNDER THE ACCOMPANYING REGISTRATION STATEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES

The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Equity Line of Credit could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THIS OFFERING COULD
RESULT IN A CHANGE OF CONTROL

We are registering 31,521,740 shares of common stock in this offering. These shares represent 31.52% of our authorized capital stock and 69.32% of our issued and outstanding common stock, and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence on Bio-One in an election of directors.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

We are dependent on external financing to fund our operations. Our president has loaned us $165,000 to cover our short-term working capital requirements. We expect that the equity line of credit will meet our financing needs in large part. However, no assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the Equity Line of Credit will decline.

POTENTIAL EFFECT OF ADVERSE PUBLICITY

We believe the growth experienced by the nutritional supplement market is based in part on national media attention regarding scientific research suggesting potential health benefits from regular consumption of certain vitamins and other nutritional products. Such research has been described in major medical journals, magazines, newspapers and television programs. The scientific research to date is preliminary.

There can be no assurance that future scientific research or publicity will not be unfavorable to the nutritional supplement market or any particular product, or inconsistent with earlier favorable research or publicity. Future reports of research that are perceived as less favorable or that question such earlier research could have a material adverse effect on our operations and financial condition. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse effect on our operations. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our products. Any such occurrence could have a negative effect on our operations.

OUR TARGETED ACQUISITIONS WILL HAVE TO DEVELOP NEW PRODUCTS IN ORDER TO KEEP PACE WITH CHANGING CONSUMER DEMANDS

The dietary supplement industry is highly competitive and characterized by changing consumer preferences and continuous introduction of new products. Our goal is to expand our portfolio of dietary supplement products through acquisition of existing companies and introducing new products serving niche segments of the industry. These products must be introduced in a timely and regular basis to maintain distributor and consumer interest and appeal to varying consumer preferences.

We believe that following the acquisition of any marketing company, the continued success of this entity will depend, in part, on our ability to anticipate changes in consumer preferences and acquire, manage, develop and introduce, in a timely manner, new products that adequately address such changes. There can be no assurance that we will be successful in acquiring, developing, introducing and marketing new products on a timely and regular basis. If we are unable to develop and introduce new products or if our new products are not successful, our sales may be adversely affected as customers seek competitive products. In addition, our introduction or our announcement of new products could result in a reduction in sales of our existing products, requiring us to carefully manage product introductions in order to minimize disruption in sales of our existing products. There can be no assurance that our introduction of new product offerings will not cause distributors and consumers to reduce purchases or consumption of our existing products. Such reduction in purchases or consumption could have a material adverse effect on our business, operating results and financial condition.

                           FORWARD-LOOKING STATEMENTS

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, (e) our ability to achieve adequate intellectual property protection for our future products and (f) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make acquisitions on a timely basis, that we will retain the acquiree's customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, Cornell Capital Partners, L.P. has agreed to purchase up to $10.0 million of common stock from us. None of the selling stockholders have held a position or office, or had any other material relationship, with Bio-One , except as follows:

          o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors makes the investment decisions on behalf of Yorkville Advisors. Neither Cornell Capital Partners, L.P. nor its agents has a short position or has had a short position at any time since the Equity Line of Credit was executed on July 25, 2002.

          o Westrock Advisors, Inc. is a registered broker/dealer that has been retained by us. It has provided advice to us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received a fee of 43,479 shares of Bio-One's common stock, which is equal to $10,000 at a closing bid of $0.23 on July 25, 2002. Greg Martino, President of Westrock Advisors, Inc., makes the investment decisions on behalf of Westrock Advisors.

                                       Percentage of
                                       Outstanding
                        Shares         Shares          Shares to be   Percentage
                        Beneficially   Beneficially    Acquired       Ownership
Selling                 Owned Before   Owned Before    Under the      After
Stockholder             Offering (1)   Offering (2)    Line of Credit Offering
--------------------------------------------------------------------------------

Cornell Capital
Partners, L.P.                0        0.0%            30,000,000     67.23%

Westrock Advisors,       43,479        *               0              *
Inc.
Howard Salamon          147,826        1.05%           0              *
Mark A. Angelo          266,087        1.91%           0              *
Robert Farrell          266,087        1.91%           0              *
Joseph Donahue          266,087        1.91%           0              *
Matthew Beckman         266,087        1.91%           0              *
Gerald Eicke            133,043        *               0              *
George Kanakis          133,044        *               0              *

*       Less than 1%.

(1) Percentage of outstanding shares is based on 13,949,846 shares of common stock outstanding as of August 9, 2002, together with the shares of common stock that may be purchased by Cornell Capital Partners, L.P. from us under the Equity Line of Credit. The shares to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit are treated as outstanding for the purpose of computing Cornell Capital Partners, L.P.'s percentage ownership.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit, which we intend to use for general working capital purposes, including, among other things, funding anticipated future acquisitions. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 100% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 consecutive trading days immediately following the advance date (as defined in the Equity Line of Credit Agreement).

If we are able to draw down the full amount of the equity line of credit, we will receive net proceeds of $ 9,500,000.

DETERMINATION OF OFFERING PRICE

The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale (as defined in the Equity Line of Credit Agreement).

DIVIDEND POLICY

It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. We do not contemplate or anticipate paying any dividends on the common stock in the foreseeable future.

                                    DILUTION

The net tangible book value of Bio-One as of June 30, 2002 was ($371,447) or ($0.03) per share of common stock. Net tangible book value is determined by dividing the tangible book value of Bio- One (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Bio-One , our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.35 per share.

If we assume that Bio-One had issued 30 million shares of common stock under the Equity Line of Credit at an assumed offering price of $0.35 per share, less commitment fees of $340,000 and $10,000 of other offering expenses, our net tangible book value as of June 30, 2002 would have been $10,128,553 or $0.23 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.26 per share and an immediate dilution to new shareholders of $0.26 per share.

Assumed public offering price per share                                $   0.35
Net tangible book value per share before this offering                 $  (0.03)
Increase attributable to new investors                                 $   0.26

Net tangible book value per share after this offering                  $   0.23

                              EQUITY LINE OF CREDIT

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell up to 30,000,000 shares of common stock for a total purchase price of $10 million. If we request an advance under the Equity Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of our Company for 100% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the market price. This prospectus primarily relates to the shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person.

The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission.

ADVANCES. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. Cornell Capital will retain 5% of each Equity Credit Line Advance.

MECHANICS. We may, at our discretion, request advances from Cornell Capital Partners, L.P. by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

COMMITMENT PERIOD. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling $10.0 million or (ii) two years after the effective date of the accompanying registration statement.

MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $10.0 million. The maximum amount of each advance is equal to $175,000.00 per Advance Notice. In addition, in no event shall the number of shares issuable to the Investor cause the investor to own in excess of 9.9% of the then outstanding shares of common stock of the Company.

NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we drew down the entire $10.0 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $1.00 per share, then we would issue 30 million shares of common stock to Cornell Capital Partners, L.P. These shares would represent 66% of our outstanding capital stock upon issuance. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares of our common stock to be issued to Cornell Capital Partners, LP, under the Equity Line of Credit, at various prices.

Purchase Price                     $0.25            $0.50            $1.00

Number of Shares required
to draw full draw down
equity line of credit (1)          40,000,000       20,000,000       10,000,000

Total Outstanding(2):              53,949,846       33,949,846       23,949,846

Percent Outstanding(3):            74.14%           58.91%           41.75%


(1) Represents the number of shares of common stock to be issued to Cornell Capital Partner, LP under each scenario as a percentage of the total amount outstanding under such scenario.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partner, LP.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Equity Line of Credit may result in a change of control. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Bio-One by electing its or their own directors.

In addition, in connection with the Equity Line of Credit, we issued 43,479 shares of our common stock to Westrock Advisors, Inc. as a placement agent fee.

REGISTRATION RIGHTS. We granted to Cornell Capital Partners, L.P. certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

NET PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $30,000 consisting primarily of professional fees incurred in connection with registering 31,521,740 shares in this offering. In addition, we are obligated to pay an underwriting discount to Cornell Capital equal to 5% of each advance.

USE OF PROCEEDS. We intend to use the net proceeds received under the Equity Line of Credit for general corporate purposes. Please see "Use of Proceeds."

                              PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of Bio-One 's common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of Bio-One 's shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of Bio-One 's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Bio-One 's common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, L.P. will pay our Company 100% of the lowest closing bid price of Bio-One 's common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 6 days immediately following the advance date. On each Advance Date, we shall pay to Cornell Capital Partners, L.P., 5% of each Advance as an underwriting discount. In addition, we have issued to Cornell Capital Partners, L.P. a total of 1,478,261 shares of our common stock representing a commitment fee of $340,000.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $30,000, a commitment fee of $340,0000 payable in 1,478,261 shares of our common stock, a placement fee of 43,479 shares of our common stock and and a 5% underwriters discount of the gross proceeds received under the Equity Line of Credit. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Bio- One while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from Bio-One under the Equity Line of Credit. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

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            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF BIO-ONE AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The key to our growth and future viability as an operating company will be to effectively implement our acquisition strategy. We must be able to selectively identify from the thousands of companies manufacturing, marketing and distributing vitamins and other nutritional supplements those which can meet the parameters we establish for sales and earnings, with particular emphasis on EBITDA. We will not ignore those companies with poor EBITDA if we identify a reason for their poor showing. Earnings may be poor for a number of reasons including poor management, poor marketing, the inability to establish a successful sales team or establish a cost effective distribution network. By vertically integrating the manufacturing, marketing and distribution chain, these companies will be able to take advantage of economies of scale not otherwise available.

Our principle goal will be to acquire and operate at least one high-level manufacturing business and several marketing companies that fit the strict criteria we established. Management believes that the nutritional supplement market is ripe for selective consolidation. When market valuations support it, consolidation by aggregation is the most profitable approach. These conditions apply today in the consumer health care industry and specifically within the nutritional supplements segment.

When possible, we intend to use our common stock to finance any acquisition and retain cash for working capital purposes. However, it is likely that a target company will require cash compensation as part of the sale. As such, our acquisition strategy will to a certain extent be dependent on our ability to secure the $10 million in financing from Cornell Capital Partners, LP. If we are not able to secure the entire $10 million in financing, it is highly unlikely that we will be able to implement our acquisition strategy

RESULTS OF OPERATIONS

Three months ended June 30, 2002 compared to the three months ended June 30, 2001 and for the six months ended June 30, 2002 as compared to June 30, 2001.

Revenues for the three months ended June 30, 2002 were $1,500 as compared to $23,077 for the three months ended June 30, 2001 and $22,220 for the six months period ended June 30, 2002 as compared to $35,867. Our most significant expense are those costs which we have categorized as selling, general and administrative expenses. These expenses totaled $142,771 for the three months ended June 30, 2002 as compared to $112,163 during the three months ended June 30, 2001 and $305,509 and $212,496 for the six month period as of June 30, 2002 as compared to June 30, 2001.

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We incurred an operating loss for the three months ended June 30, 2002 of
$141,705 as compared to a loss of $102,659. Operating losses for the six months ended June 30, 2002 were $292,632 as compared to operating losses of $197,086. Our dramatic drop in revenues was due primarily to our decision to concentrate on implementing the business strategy which involves the acquisition of companies engaged in the nutritional supplement industry.

Net income for the three months ended June 30, 2002 was $4,701 as compared to a loss of $104,719 during a similar period in the prior year and a loss of $292,632 for the six months ended June 30, 2002 of $147,386 as compared to a loss of $202,915 for the six months ended June 30, 2001. During the three months ended June 30, 2002 we realized an extraordinary gain of $146,936 which resulted from the settlement of a dispute with our prior director, Kevin Lockhart.

Basic and diluted earnings per share were $-0- and ($.01) for the three months ended June 30, 2002 and 2001 and ($.01) and ($.02) for th six months ended June 30, 2002 and 2001.

FINANCIAL RESOURCES AND LIQUIDITY

June 30, 2002 as compared to December 31, 2001

We had cash and other current assets totaling $353 as of June 30, 2002 as compared to $50,928. We have no accounts receivable and no inventory as compared to $1,672 and $15,153. We have approximately $6,600 in property and equipment and $2,150 in deposits. Total assets were $9,107 as compared to $70,870.

Our accounts payable total approximately $380,000 consisting of accounts payable of $129,103, accrued expenses of $161,949 and current installments of notes payable of $89,502. This compares to approximately $293,000 in total current liabilities as of December 31, 2001 and accounts payable of $16,037, accrued expenses of $202,642 and $74,502 in current installments of notes payable.

We have an accumulated deficit as of June 30, 2002 of $371,447 as compared to $222,311 as of December 31, 2001.

GOING CONCERN OPINION

We have insufficient assets to continue our operations. As a result of our recent losses, negative cash flows from operations, and accumulated deficits at June 30, 2002, there is doubt about the Company's ability to continue as a going concern unless we secure the $10 million in long term financing through Cornell Capital, we will not be able to implement our acquisition strategy. In the interim, our president has loaned the Company $15,000 and arranged to loan the Company an additional personal loan of $150,000. Mr. Dauplaise will loan these funds to the company pursuant to the same terms and conditions so that we will have working capital to move forward.

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

                             DESCRIPTION OF BUSINESS

OUR BUSINESS

We are seeking to become a leading manufacturer and marketer of brand name nutritional supplements sold through multiple distribution pipelines. This strategy will be dependent upon our successfully acquiring manufacturing, marketing and distribution companies currently engaged in various aspects of this industry.

THE NUTRITIONAL SUPPLEMENT INDUSTRY

Based on estimates in recent market reports, management believes that the U.S. retail market for vitamins, minerals and other supplements, including sports nutrition products and nutritionally enhanced foods and diet products, was approximately $50 billion in 2000. Of this total, supplement sales (including vitamin, herbs and minerals ("VMS Products")) accounted for approximately $17 billion. The VMS Products category grew significantly during the 1990's due in part to widespread publicity surrounding the purported benefits of herbs such as echinacea, garlic, ginseng, gingko, saw palmetto and St. Johns's Wort.

As the "baby boomer" population ages and life expectancies and discretionary income increases, more emphasis is being placed on the quality of a person's health and wellness. People want to live well as they live longer. The Consumer Health Care Products Association ("CHPA") presented evidence of the strength of the Self-Care Movement in a recent survey. Among the respondents:

     o    73% would rather treat themselves at home then see a doctor.

     o 96% say they are generally confident about health care decisions they make for themselves.

Readers will be very familiar with the statistics on the graying of America and the enormous impact of the aging baby boomers. This will have a disproportionate effect on health care expenditure and even more so on nutritional supplement sales, because of the popularity of those products with older people. It is estimated that the population of those 65 years and older will double to nearly 25% of the U.S. population by the year 2030. Up to 85% of elderly people have diseases that could be alleviated with nutritional interventions such as changes in dietary patterns or supplement use. Nutritional supplement use is prevalent among the elderly, ranging from 30% to more than 70%, depending on the population studied and the frequency of supplement use. It is well documented that elders who take nutritional supplements have higher intakes of vitamins and minerals and are more likely to meet the recommended dietary allowance for many vitamins and minerals. A national survey just published by the National Nutritional Foods Association revealed that 65% of adults aged 50 or older said they consider nutritional supplements to be essential for people their age.

In another study, 27% of household expenditures on Vitamins, Minerals and Supplements ("VMS") were by people aged over 60. We are therefore confident that over the long-term nutritional supplement sales will grow at over 8% per year, thus generating more than $1.3 billion in new retail sales each year.

A related trend is the growth in use of Complementary and Alternative Medicine Services ("CAM"). A recent survey showed that 42% of Americans now routinely use CAM therapies. 80% of spending on CAM services is out-of-pocket, non-reimbursable dollars and consumers make almost twice as many visits to CAM practitioners as they do to primary care practitioners. A powerful recent trend has been the establishment of so-called Integrative Medicine practices, in which practitioners use both traditional and alternative methods. A central feature of CAM and Integrative Medicine is a search for alternatives to drug therapy and in many cases this leads practitioners to recommending and in some cases selling nutritional supplements. We believe this trend, which is driven by consumer demand will further reinforce the growth in sales of consumer health products such as nutritional supplements.

Not all product categories within nutritional supplements are of equal interest. While over 100 million Americans report taking a supplement regularly and up to 170 million say they have taken a supplement at some time in the last year, many are simply taking a multivitamin or a simple letter vitamin. While vitamin sales should not be overlooked the real growth in the future is likely to be in products developed to address a particular health condition or to enhance performance. In 2000, when vitamin sales grew at only 1%, specialty supplements and sports nutrition products grew at 12% and 10% respectively. Bio-One is particularly focused upon specialty supplements, which require superior scientific research and product development expenditure, but which also command the industry's most attractive margins.

Vitamins and other nutritional supplements are sold primarily through six channels of distribution: health food stores, drug stores, supermarkets and other grocery stores, discount stores, mail order and direct sales organizations. Mass market retailers (drug stores, grocery stores and discount stores) account for approximately 40% of sales while health food stores, mail order, and direct selling account for approximately 60% of sales.

The domestic nutritional supplement industry is highly fragmented with a number of small competitors involved in manufacturing and marketing vitamins and other nutritional supplement products to health food retailers and distributors. Most of these companies are relatively small businesses operating on a local or regional basis. If we acquire a manufacturing facility and several of these small local or regional firms, we will then have the foundation to aggressively move forward with our business strategy. The Company believes that it is strategically positioned to participate in the consolidation of this market. The Company's strategy is to increase sales and profits by acquiring companies which will enable us on a combined basis to become a recognized name in the ever growing vitamin and nutritional supplement field. We will meet these objectives by targeting companies which management believes are undervalued. We will look to acquire a manufacturing facility which will not only produce our vitamins and supplements but will manufacture product and increase our revenues by offering services to third party distributors. Once we have acquired the manufacturing facility, we will focus on the distributors who market nutritional supplements. Future acquisitions could be financed by internally generated funds, institutional financing, public or private placement of our debt or equity securities or a combination of these. There can be no assurance that we will be able to make acquisitions on favorable terms or provide adequate financing.

THE NUTRITIONAL SUPPLEMENT MARKET

With an aging baby boom population striving to retain their health and vitality, nutritional supplements and vitamins are in growing demand.

Nutritional supplements are natural, nutritional, biologically active materials formulated to provide specific health benefits to humans. Nutraceuticals are biologically active materials, derived from plant, microbial or animal sources, which are formulated to provide specific health and productivity benefits including, but not limited to, functional foods, fermented foods, phytochemicals, microbial feed additives, probiotics, herbal products, vitamins and health supplements.

PRODUCT RISKS

Although many of the ingredients in the products which we seek to manufacture and distribute are vitamins, minerals, herbs and other substances which have a long history of human consumption, there can be no assurance that consumers will not have an adverse reaction to any of these products.

We have not conducted our own research of our products, their effects on people as compared with the desired results, nor any possible side effects that use of our products may cause. If one of our products or a product which will be manufactured is found to have adverse side effects, it could seriously impact our business. We believe that we can limit the potential impact of a product liability suit by diversifying our product line. We also intend to carry product liability insurance. However, if we were to be found liable in a product liability suit, the outcome would have a serious adverse affect on our operations.

PRINCIPAL PRODUCTS AND SERVICES

We do not currently market any nutritional supplements.

MANUFACTURING

We do not currently manufacture any products. While we believe the acquisition of a manufacturing facility will be key to our overall business strategy, we may acquire marketing and distribution companies before we are able to fully implement our business strategy. Until such time as we can manufacture our own products, we will continue to use third party manufacturers.

The principal markets in which we compete are competitive and fragmented, with competitors in both the private label market and health supplements market. The term "private label market" describes product distributors who have outsourced the manufacturing of their product. Over ninety percent (90%) of all nutritional supplements companies have someone else manufacture their products and place their "private label" on the products. We do not believe that this the most efficient way to operate.

SOURCE OF RAW MATERIALS

Currently there are in excess of two hundred (200) primary suppliers of raw materials within the U.S. There are well over one hundred (100) manufacturers in the U.S. that could manufacture our products.

MARKETING

No current marketing, sales or distribution system is currently in place. During the last quarter , Mr. Armand Dauplaise's primary effort has been devoted to negotiating with investment banking sources for the Company and identifying potential acquisition candidates.

The foregoing discussion is predicated upon us generating significant revenues and raising additional capital to fully implement our consolidation strategy. We plan to develop a sales and marketing/customer service department dedicated to selling our services and proprietary products and technologies to branded companies in the health supplement industry.

The primary markets for our services and products are in the preventive and alternative healthcare fields. Preventive and alternative healthcare programs and systems establish very specific requirements in helping improve and maintain citizenry health. We believe that the market is global and growing rapidly.

As nutritional supplements use combined with preventive and alternative healthcare become more readily accepted, the Company believes physicians and other healthcare providers will be targeted for marketing purposes.

EFFECT OF UNFAVORABLE PUBLICITY

We believe that the nutritional supplement market is affected by national media attention regarding the consumption of nutritional supplements. There can be no assurance that future scientific research or publicity will be favorable to the nutritional supplement market of any particular product, or consistent with earlier research or publicity. Future reports or research that are perceived as less favorable or that question such earlier research could have a material adverse effect on us. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse impact on the Company. Such adverse publicity could arise even if the adverse effects associated with such products resulted from failure to consume such products as directed. In addition, the Company may not be able to counter the effects of negative publicity concerning the efficacy of its products.

DEPENDENCE ON NEW PRODUCTS

Our ability to grow will not only be dependent upon the success of our acquisition program but our ability to introduce new and innovative products into such markets. We will attempt to introduce additional products in our existing markets. The success of new products is subject to a number of conditions, including developing products that will appeal to customers and comply with existing regulations at the time of introduction. There can be no assurance that our efforts to develop innovative new products will be successful, that customers will accept new products, or that we will obtain regulatory approvals of such new products, if required. In addition, no assurance can be given that new products currently experiencing strong popularity and rapid growth will maintain their sales over time.

COMPETITION

Competition in our principal markets and the private label market is intense and fragmented. Increased competition could have a material adverse effect on us, as our competitors may have far greater resources available to them and possess superior manufacturing, distribution and marketing capabilities.

Nutritional and dietary supplement products involve highly competitive markets. We are in the process of developing our marketing strategies and product lines and expect that both will involve an ever-changing and evolving process. Although we will attempt to competitively price our products, provide superior quality products, and achieve success through attentive and efficient customer service and effective marketability strategies, we are limited by a number of factors, including the developmental character of our company and the unpredictability and uncertainty of our future revenues. In addition, we are limited by the competitive nature of the nutritional supplement industry in which more established companies may offer any combination of the following: superior service, more competitive pricing, superior product quality and availability, a variety of marketing strategies and distribution networks and profitability achieved through sales volume and narrow profit margins. There are many well-established competitors with substantially greater financial revenues, as well as, significant new market entrants. Many of these competitors have been in existence for substantially longer periods of time than we have and may be better established in the market where we want to operate. Further, they may have sufficient revenue streams to engage in extensive advertising and promotional campaigns far in excess of our marketing capabilities. In addition, many of the competitors in this field are privately held, leading to lack of available data.

GNC is the industry leader with $1.6 billion in annual sales. Less than twenty
(20) companies are realizing annual revenues in excess of $100 million including: Leiner Health Products, American Home Products, Rexall Sundown, Pharmavite, NBTY and TwinLab Corporation.

The Nutrition Business Journal reported that there are nearly 5,000 privately held companies with under $25 million in annual sales in the retail and manufacturing segments. Well over 2,000 companies are considered in the "mom & pop" category, with most being "first generation." Amway's Nutrilite division is the world's largest manufacturer of branded vitamins and minerals in tablet or capsule form, according to the company. Over 90% of all supplement-marketing companies outsource their manufacturing.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND PRINCIPAL SUPPLIERS

We will obtain the raw materials for the manufacture of our products from other sources. We generally will not have contracts with any entities or persons committing such suppliers to provide the materials required for the production of its products. There can be no assurance that suppliers will provide us with raw materials needed in the quantities requested or at a price we are willing to pay. Because we do not control the actual production of these raw materials, it is also subject to delays caused by interruption in production of materials based on conditions not wholly within our control. Our inability to obtain adequate supplies of raw materials for our products at favorable prices, or at all, as a result of any of the foregoing factors or otherwise, could have a material adverse effect on the Company. However, raw materials include all natural herbs and minerals and are plentiful worldwide.

TRADEMARKS

PROPRIETARY PROTECTION

Our business prospects will depend largely upon our ability to capitalize on favorable consumer recognition of our trade names. We do not currently hold any trademarks. However, as we pursue our consolidation strategy, we intend to rely on trademarks obtained from any of our acquired companies or promote the use of the Bio-One name. Even if we are successful in obtaining trademark, there can be no assurance that our trademarks will not violate the proprietary rights of others or that our trademarks would be upheld and not prevented from use, if challenged, any of which could have an adverse effect on us.

We will also rely on trade secrets and proprietary know-how, and employ various methods to protect our concepts. However, such methods may not afford complete protection, and there can be no assurance that others will not independently develop similar know-how or obtain access to our know-how and concepts.

Unlike pharmaceutical products that rely on specific combinations of drugs and chemicals, patents cannot protect herbal products. However, management believes that simply knowing the ingredients of an herbal product does not mean that other manufacturers can duplicate the product. Failure to adequately protect our intellectual property rights could harm brand-name recognition, devalue our proprietary content and adversely affect our ability to compete effectively in the marketplace. Further, defending the intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially affect the operations of the business. While we believe that our steps are adequate to secure our intellectual property rights, there can be no assurance that a third party will not misappropriate any of our proprietary information.

GOVERNMENTAL REGULATION

Many of our products are either G.R.A.S. (Generally Regarded As Safe) listed by the Food and Drug Administration ("FDA") or do not currently require extended regulatory approval. Recent legislation has resulted in a regulatory environment which sets what we believe to be reasonable limitations and guidelines on health claims and labeling for natural products. We believe that current and reasonably foreseeable governmental regulation will have minimal impact on our business.

The Federal Trade Commission ("FTC") oversees claims made by us and other companies in the nutritional supplement industry. The FTC under the Federal Trade Commission Act prohibits the use of unfair or deceptive trade practices, including false or misleading advertising. The FTC in recent years has brought a number of actions challenging claims by companies. These actions stem from the Retail Truth In Labeling laws, which are the only laws which currently regulate the nutritional supplement industry.

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

In the future, we may be subject to additional laws or regulations administered by the FDA or other federal, state or foreign regulatory authorities, the repeal of laws or regulations which the Company considers favorable, or more stringent interpretations of current laws or regulations. In fact, the FDA strictly regulates dietary supplements, as opposed to nutritional supplements which are subject only to Truth In Labeling laws.

Should we begin producing nutritional supplements, or should one of our products be determined by the FDA to be a dietary supplement, more stringent regulation of our products may take place. Compliance with these additional rules and regulations may result in a considerable expense or may cause us to have to discontinue production of some or all of its then current products. We cannot predict the nature of such future laws, regulations, interpretations or application, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional record keeping requirements, or expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation. Any or all of such requirements could have a material adverse effect on our results of operations and financial condition.

RESEARCH & DEVELOPMENT

In order to stay competitive, we must continually introduce new products. This involves research and development. To the extent that we have sufficient revenues, we will more actively pursue the research, development manufacture and distribution of nutritional supplements.

COMPLIANCE WITH ENVIRONMENTAL LAWS

We believe that we are in full compliance with all relevant environmental laws. In fact, we believe there are no environmental laws which directly impact our business. Due to the nature of our operations, the cost of complying with environmental laws will not have a significant effect on our operations.

EMPLOYEES AND CONSULTANTS

As of July 31, 2002, Mr. Dauplaise was our sole officer, director and employee. We will employ additional personnel as needed. Our employees are not represented by a labor union for purposes of collective bargaining.

We have recruited a highly talented group of individuals who have agreed to join our Board of Directors subject to our securing adequate directors' and liability insurance. (Please see our discussion under management for additional information on these individuals.)

GOVERNMENT APPROVAL AND REGULATION

The manufacturing, processing, formulating, packaging, labeling, distributing, selling and advertising of our products are subject to regulation by one or more federal agencies. The most active regulation has been administered by The Food and Drug Administration (hereinafter the "FDA") which regulates our products pursuant to the Federal Food, Drug and Cosmetic Act (hereinafter the "FDCA") and regulations promulgated thereunder. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, over-the-counter drugs and prescription drugs, medical devices and cosmetics. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of dietary supplements, over the counter drugs, cosmetics and foods.

Although the dietary supplement industry is subject to regulation by the FDA and local authorities, dietary supplements, including vitamins, minerals, herbs and other dietary ingredients, now have been statutorily affirmed as a "food." Dietary supplement companies are authorized to make substantiated statements of nutritional support and, subject to several possible limitations, to market manufacture substantiated safe dietary supplement products without FDA pre-clearance. Failure to comply with applicable FDA requirements can result in sanctions being imposed on the Company or the manufacturers of our products, including but not limited to fines, injunctions, product recalls, seizures and criminal prosecution.

Compliance with applicable FDA and any state or local statutes is critical. Although we believe that we are in compliance with applicable statutes, there can be no assurance that, should the FDA amend its guidelines or impose more stringent interpretations of current laws or regulations, we would be able to comply with these new guidelines. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These regulations could, however, require the reformation of certain products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation regarding the properties of certain products, expanded or different labeling and/or additional scientific substantiation.

The FDCA has been amended several times with respect to dietary supplements, most recently by the Dietary Supplement Health and Education Act of 1994 (hereinafter "DSHEA"). DSHEA was enacted on October 15, 1994. It provides a new statutory framework governing the composition and labeling of dietary supplements. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and the dissemination of accurate information about such products. Under DSHEA, dietary supplements are generally excluded from the legal definition of "food additive."

With respect to composition, DSHEA created a new class of "dietary supplements", consisting of vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market before October 15, 1994 may be sold without FDA pre-approval and without notifying the FDA. On the other hand, a new dietary ingredient (one not lawfully on the market before October 15, 1994) requires proof that it has been present in the food supply as an article used for food without being chemically altered, or evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe. The FDA must be supplied with such evidence at least seventy-five
(75) days before the initial introduction into interstate commerce use of a new dietary ingredient. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may decide to use, and the FDA's refusal to accept such evidence could result in regulation of such dietary ingredients as adulterated until such time as reasonable expectation of safety for the ingredient can be established to the satisfaction of the FDA.

As for labeling, DSHEA permits "statements of nutritional support" for dietary supplements without FDA pre approval. Such statements may describe how particular dietary ingredients affect the structure, function or general well being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well being (but may not state that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease). A company making a statement of nutritional support must possess substantiating evidence for the statement, and, for such statements that are not about the effects on the body as a result of a dietary supplement used as a tool for its nutritive value and are not otherwise "health claims," disclose on the label that the FDA has not reviewed that statement and that the product is not intended for use for a disease, and notify the FDA of the statement within thirty (30) days after its initial use. The manner for making the disclosure and notifying the FDA are set forth in the regulations. However, there can be no assurance that the FDA will not determine that a given statement of nutritional support that we decide to make is a drug claim rather than an acceptable nutritional support statement. Such a determination would require deletion of the drug claim or our submission, and the FDA's approval of a New Drug Application (hereinafter "NDA"), which would entail costly and time consuming clinical studies. In addition, DSHEA allows the dissemination of "third party literature", publications such as reprints of scientific articles linking particular dietary ingredients with health benefits. Third party literature is exempted from FDA regulation as dietary supplement "labeling" and may be used in connection with the sale of dietary supplements to consumers. Such a publication may be so used if, among other things, it is not false or misleading, no particular manufacturer or brand of dietary supplement is promoted and a balanced view of available scientific information on the subject matter is presented. There can be no assurance, however, that all pieces of third party literature that may be disseminated in connection with our products will be determined by the FDA to satisfy each of these requirements, and any such failure could subject the product involved to regulation as a new drug or as a "misbranded" product.

DSHEA permits substantiated, truthful and non misleading statements of nutritional support to be made in labeling, such as statements describing general well being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining structure or function of the body. Any statement of nutritional support beyond traditional claims must be accompanied by disclosure that the FDA has not evaluated such statement and that the product is not intended to cure or prevent any disease. We anticipate that the FDA will promulgate Good Manufacturing Practices

(hereinafter "GMPs"), which are specific to dietary supplements and require at least some of the quality control provisions contained in the GMPs for drugs. Management anticipates that the FDA may promulgate GMP regulations authorized by DSHEA, which are specific to dietary supplements. GMP regulation would require supplements to be prepared, packaged and held in compliance with such rules, and may require similar quality control provisions contained in the GMP regulations for drugs. There can be no assurance that, if the FDA adopts GMP regulations specific to dietary supplements, that either we or our manufacturers will be able to comply with such GMP rules upon promulgation or without incurring material expenses to do so.

Our products and product related activities may also be subject to regulation by other regulatory agencies, including but not limited to the FTC, the Consumer Products Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities in which our products are sold.

Advertising of dietary supplement products is subject to regulation by the FTC under the Federal Trade Commission Act (hereinafter the "FTCA"). Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive trade acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertising pertaining to drugs or foods, which would include dietary supplements, is and unfair or deceptive act or practice. Under the FTC's Substantiation Doctrine, an advertiser is required to have a "reasonable basis" for all objective product claims before the claims are made. Pursuant to this FTC requirement, we are required to have adequate substantiation of all material advertising claims made for its products. Failure to adequately substantiate claims may be considered either deceptive or unfair practices.

In recent years the FTC has initiated numerous investigations of dietary supplement and weight loss products and companies. The FTC has recently issued a guidance document to assist supplement marketers of dietary supplement products in understanding and complying with the substantiation requirement.

The FTC is authorized to use a variety of processes and remedies for enforcement, both administratively and judicially including compulsory process, cease and desist orders, and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. State and local authorities can also regulate advertising and labeling for dietary supplements and conventional foods. There can be no assurance that state and local authorities will not commence regulatory action that could restrict the permissible scope of our product claims.

OUR ACQUISITION STRATEGY

We intend to become a vertically integrated company in the nutritional supplement industry. We seek to acquire manufacturing and marketing companies that demonstrate to us the ability to profitably operate their business and whose revenues can be substantially increased by means of improved operating efficiencies in a vertically integrated company. We will initially focus on companies with EBITDA ("Earnings Before Interest, Taxes, Depreciation and Amortization") of at least 15%. However, we may seek to acquire companies with lower EBITDA if management believes that the product, facilities, management or mix will fit within our overall objective to become a leader in the nutritional supplement industry. We intend to seek opportunities demonstrating the potential of long term growth as opposed to short term earnings. Our initial efforts to identify a prospective Target Business shall be in Florida or the Southeast United States.

Due to our limited capital resources, the consummation of a Business Combination will likely involve the acquisition of, or merger or consolidation with companies that does not need substantial additional capital but one where its owners see the advantage of becoming one of the few companies in the nutritional supplement field to be vertically integrated and provide enhanced liquidity for the Target Business's current shareholders by exchanging their common stock for stock (and/or cash) in a public vehicle.

UNSPECIFIED TARGET BUSINESS

We will seek to acquire a Target Business in the nutritional supplement field . Most likely, the Target Business will be located in Florida or the Southeast United States. We have not as yet reached an agreement with a target Company.

OPPORTUNITY FOR SHAREHOLDER EVALUATION OR APPROVAL OF BUSINESS
COMBINATIONS

Due to nondisclosure and confidentiality agreements which we may be required to execute, our shareholders will, in all likelihood, not receive nor otherwise have the opportunity to evaluate any financial or other information which will be made available to us in connection with selecting a potential Business Combination until after we have entered into an agreement to effectuate a Business Combination. Such agreement to effectuate a Business Combination, however, will be subject to shareholder approval pursuant to applicable law. As a result, shareholders will be almost entirely dependent on the judgment and experience of management in connection with our acquisition strategy.

ACQUISITION CRITERIA:  COMBINATION.

Management will consider, among other factors, the following factors in targeting a business which are not listed in any particular order:

     -    financial condition and results of operation of the Target Business;

     -    the location of the Target Business;

     - growth potential and projected financial performance of the Target Business;

     - experience and skill of management and availability of additional personnel of the Target Business;

     -    capital requirements of the Target Business;

     -    competitive position of the Target Business;

     - stage of development of the product, process or service of the Target Business;

     - degree of current or potential market acceptance of the product, process or service of the Target Business;

     - possible proprietary features and possible other protection of the product, process or service of the Target Business; and

     -    costs associated with effecting the Business Combination;

The foregoing criteria are not intended to be exhaustive; any evaluation relating to the merits of a particular acquisition will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by us in connection with any acquisition we conclude. . In many instances, it is anticipated that the historical operations of a Target Business may not necessarily be indicative of the potential for the future because of the possible need to shift marketing approaches substantially, expand significantly, change product emphasis, change or substantially augment management, or make other changes.

In connection with our evaluation of a prospective Target Business, management anticipates that it will conduct a due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial or other information which will be made available to us. The time and costs required to select and evaluate a Target Business (including conducting a due diligence review) and to structure and consummate the Business Combination (including negotiating relevant agreements and preparing requisite documents for filing pursuant to applicable securities laws and state "blue sky" and corporation laws) cannot presently be ascertained with any degree of certainty.

We may engage the services of professional firms that specialize in finding business acquisitions in the nutritional supplement field and pay a finder's fee or other compensation. No policies have been adopted regarding use of such consultants or advisors, the criteria to be used in selecting such consultants or advisors, the services to be provided, the term of service, or regarding the total amount of fees that may be paid.

There are currently no limitations relating to our ability to borrow funds to increase the amount of capital available to us to effect a Business Combination or otherwise finance the operations of any acquired company. However, our current limited resources could make it difficult for us to borrow additional funds from other sources. The amount and nature of any borrowing by us will depend on numerous considerations, including our capital requirements, potential lenders' evaluation of our ability to meet debt service on borrowing and the then prevailing conditions in the financial markets, as well as general economic conditions.

If our securities are issued as part of an acquisition, such securities are required to be issued either in reliance upon exemptions from registration under applicable federal or state securities laws or registered for public distribution. We intend to primarily target only those companies where an exemption from registration would be available; however, since the structure of the Business Combination has yet to be determined, no assurances can be made that we will be able to rely on such exemptions. Registration of securities typically requires significant costs and time delays are typically encountered. In addition, the issuance of additional securities and their potential sale in any trading market which might develop in our Common Stock, of which there is presently no trading market and no assurances can be given that one will develop, could depress the price of our Common Stock in any market which may develop in our Common Stock. Further, such issuance of additional securities would result in a decrease in the percentage ownership of present shareholders.

                                   MANAGEMENT

Directors and Executive Officers

Our directors, executive officers and key employees are as follows:

         Name           Age     Position              Director Since
         ----           ---     --------              --------------

Armand Dauplaise        62      President/CEO/            2000
                                Sec/Treas/Dir

Frank Clark             68      Director/Nominee          2002

Bernard Shinder         66      Director/Nominee          2002

Irwin Newman            54      Director/Nominee          2002

Each of our directors or those nominated to serve on our Board of Directors will hold his position until the next annual meeting of shareholders or until his successor is duly elected and qualified.

ARMAND DAUPLAISE has served as an officer and director of our Company since 1999. He has a extensive experience in all facets of business including 21 years as a chief executive officer for various companies. From 1999-2002 he served as president of Crown Enterprises, Inc., a currently inactive subsidiary of Bio-One. From 1998-1999 he served as Chief Operating Officer of Leffler Enterprises, Inc. and from 1995 through 1997 served as president of Restoring Services, Inc. During his extensive business career, he has held executive level positions for such nationally known companies as Burger King Corporation, Hardee's Restaurants and Hallmark Cards.

FRANK CLARK has been nominated to serve on our Board of Directors. He served as a former officer and director of several major health care companies. He was executive vice president and a director of a Johnson & Johnson subsidiary. He also has served as President and director of R.P. Scherer, Inc. and established their business worldwide. Mr. Clark has been instrumental in acquiring, developing and marketing products and services in the health and consumer goods sectors.

BERNARD SHINDER has been nominated to serve on our Board of Directors. He will also serve as our Chief Financial Officer. Mr. Shinder has a long record of success in the practice of international law and finance. He has been engaged as a professional in most aspects of business finance including initial and secondary stock offerings, mergers, acquisitions, venture capital, international taxation strategy, international licensing, technology transfers, strategic planning and management of the expansion process.

IRWIN NEWMAN has been nominated to serve on our Board of Directors. He also serves as General Counsel to the Company. Mr. Newman is a practicing attorney in Boca Raton, Florida and serves as senior partner in the firm of Newman, Pollock & Klein. He also serves as president of Jenex Financial Services, Inc., a financial and consulting firm. Mr. Newman has previously held management positions or served as legal counsel for Boca Raton Capital Corp., Mariner Venture Capital Corp., Island Investment & Realty, Inc. and Walter E. Heller & Co., SE.

Upon assuming their role as directors of the Company, Mr. Clark, Mr. Newman and Mr. Shinder will each be issued 300,000 shares of our restricted common stock in consideration for their agreement to serve on our Board. In addition, the directors will be reimbursed for all out of pocket expenses incurred in connection with the attendance at any Board meeeting or in connection with any services they provide for and on behalf of the Company.

During the past five years, no Director, executive officer, nominee, or significant employees have been convicted in a criminal proceeding or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

EXECUTIVE COMPENSATION: EMPLOYMENT AGREEMENTS

In May 2000, we entered into an employment agreement with our president, Armand Dauplaise which provides in part for Mr. Dauplaise to receive an annual compensation of $120,000 per year plus a car allowance of $350 per month. The agreement is renewable annually and has been renewed on an annual basis by the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation paid to or accrued, during the fiscal years ended December 31, 2001 and 2000 to Bio-One 's highest paid executive officers. No salaries were paid prior to 2000. No restricted stock awards, long-term incentive plan payout or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years.

Name           Year     Annual       Annual             LT
and Post                Comp         Comp     Annual    Comp    LT                All
                        Salary       Bonus    Comp      Rest    Comp     LTIP    Other
                                     ($)      Other     Stock   Options  Payouts  (1)
-------------  ----     --------     ------   ------    -----   -------  ------- -----
Armand
Dauplaise,
President
and Vice-      2000     $120,000
Chairman       2001     $120,000

Kevin
Lockhart,
Former
Secretary
and Vice-      2000     $120,000
Chairman       2001     $120,000

----------

(1) All other compensation includes certain health and life insurance benefits paid by us on behalf of our employees and a car allowance.

STOCK OPTION GRANTS IN THE PAST FISCAL YEAR

We have not issued any grants of stock options in the past fiscal year to any officer or director.

                             DESCRIPTION OF PROPERTY

We currently do not own or lease any real property. Our president provides us with office space at no charge at 1630 Winter Springs, Blvd., Winter Springs, Florida 32708. We believe that this space is sufficient for our current operating requirements until such time as we consummate our first acquisition.

                                LEGAL PROCEEDINGS

We do not have any pending litigation proceedings.

                             PRINCIPAL SHAREHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of August 9, 2002 by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of our directors or those nominated to be directors, and executive officers, and (iii) all of our directors and executive officers as a group.

----------------------------------------------------------------------------------------------------------
                                            Number of         Number of       Percent          Percent
Name and Address of                         Shares            Shares          Owned            Owned After
Beneficial Owner (1)                        Owned             Owned           Before           Offering
                                            Before            After           Offering         (2)(3)
                                            Offering          Offering
----------------------------------------------------------------------------------------------------------
Armand Dauplaise
1630 Winter Springs Blvd
Winter Springs, FL 32708            3,400,000         3,400,000            24.37%       7.61%

Irwin Newman
2101 NW Corporate Blvd
Suite 414
Boca Raton, FL 33431                  248,500           548,500(3)          1.78%       1.22%

Bernard Shinder
6361 Brava Way
Boca Raton, FL 33433                        0           300,000(3)          *           *

Frank Clark
7313 Oakleaf Way
Sarasota, FL 34241                     23,936           323,936(3)          *           *

Cornell Capital Partners, LP
101 Hudson Street
Suite 3606
Jersey City, NJ 07302                       0        30,000,000(2)          *          67.23%

Kevin Lockhart
1253 Glencrest Drive
Heathrow, FL 32746                  3,372,000         1,622,000(4)         24.17%       3.63%

All Directors and Executive
Officers as a Group (1 person)      3,400,000         4,572,436            24.37%      10.24%
(one person currently/four
upon completion)

--------------------------------------------------------------------------------

(1) Unless otherwise noted below, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is considered to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof. upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

(2)  Assumes the sale of all shares offered through this prospectus.

(3) Assumes the issuance of 300,000 shares to each person nominated to serve as a director.

(4) Assumes that the shareholder tenders for redemption 1,750,000 shares as per his agreement with the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

In May 2000, we entered into an employment agreement with our president and chief executive officer, Armand Dauplaise which calls for payment to him of $120,000 per year and an auto allowance of $350 per month. The term was for one year and we have renewed the agreement on each anniversary date.

In June 2002, we borrowed $15,000 from Armand Dauplaise. This obligation is repayable on demand and provides for interest on the outstanding principal balance at the rate of 5% per annum.

In August 2002, Mr. Dauplaise secured a personal loan in the amount of $150,000. As security for the loan, he was required to pledge 1,500,000 shares of his common stock. Upon funding of this loan, Mr. Dauplaise will loan the Company $135,000. The Company will be obligated to repay Mr. Dauplaise the principal sum of $135,000 plus an origination fee of $15,000 incurred by Mr. Dauplaise in securing the loan. The loan will be for a term of three years. Interest only at the rate of 5% per annum will be due on the outstanding principal balance with all principal due on the third anniversary date of the funding by Mr. Dauplaise.

On June 30, 2002 we entered into an agreement with Kevin Lockhart, a former officer and director, which provided in part for us to transfer certain assets and intangible property then owned by us or Crown Enterprises, our wholly owned subsidiary, to Mr. Lockhart in exchange for the redemption of 1,750,000 shares of our common stock currently owned by Mr. Lockhart.

         MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
         ---------------------------------------------------------------
                          AND OTHER SHAREHOLDER MATTERS
                          -----------------------------

Our common stock has been listed on the NASDAQ OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "BICO" since June 21, 2001. On August 21, 2002, the closing bid price as reported by the Electronic Bulletin Board was $0.32. As of August 20, 2002, we believe there were approximately 153 holders of record of our common stock.

The following table sets forth the high and low bid prices for the Common Stock as reported on the Electronic Bulletin Board for each quarter since June 21, 2001 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

The following table sets forth, for the period indicated, the bid price range of our common stock.

                                               High Bid               Low Bid
                                               --------               -------
2001

Quarter Ended June 30, 2001                  $      0.28           $      0.20
Quarter Ended September 30, 2001             $      0.80           $      0.28
Quarter Ended December 31, 2001              $      0.55           $      0.37

2002

Quarter Ended March 31, 2002                 $      0.47           $      0.33
Quarter Ended June 30, 2002                  $      0.40           $      0.11


                            DESCRIPTION OF SECURITIES
                            -------------------------
COMMON STOCK

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value per share. Of this amount, 13,949,846 are currently issued and outstanding. The following description is a summary of the capital stock of Bio-One and contains the material terms of the capital stock. Additional information can be found in Bio-One 's Articles of Incorporation and Bylaws.

Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

PREFERRED STOCK

Our Articles of Incorporation authorize the issuance of 10,000,000 Shares of preferred stock, $0.001 par value per share, the designation and rights of which are to be determined by our Board of Directors. None of the shares of Preferred Stock are issued and outstanding.

Our Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. We consider it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financing and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in our Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to our common stock or any other series of preferred stock which we may issue. Our Board of Directors may issue additional preferred stock in future financing, but has no current plans to do so at this time.

The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We intend to furnish holders of our common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

WARRANTS

We do not have any warrants outstanding.

TRANSFER AGENT

The transfer agent for the common stock is Continental Stock Transfer and Trust Company of New York, NY and its telephone number is 212-509-4000.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT

LIABILITIES

Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Nevada, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Bio-One, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.

                                     EXPERTS
                                     -------

The financial statements of Bio-One incorporated herein have been so incorporated in reliance upon the report of Parks, Tschopp, Whitcomb & Orr, P.A., independent certified public accountants, given upon their authority as experts in auditing and accounting (which contains an explanatory paragraph regarding Bio-One 's ability to continue as a going concern). With respect to the unaudited financial information for the period ended June 30, 2002 incorporated herein, the independent public accountants have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate report included in the Bio-One Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, and incorporated herein, they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their report on such information should be restricted. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the 1933 Act.

                                  LEGAL MATTERS
                                  -------------

The validity of the shares of common stock offered hereby will be passed upon for us by Newman, Pollock & Klein, LLP, Boca Raton, Florida.

                              AVAILABLE INFORMATION
                              ---------------------

We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Bio-One Corporation and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at Bio-One Corporation, 1630 Winter Springs, Blvd., Winter Springs, Florida 32708, Attention: Armand Dauplaise, President. We will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                               BIO-ONE CORPORATION

                          INDEX TO FINANCIAL STATEMENTS


                                                                         Page
                                                                        Number
                                                                        ------

Financial Statements June 30, 2002 and December 31, 2001

     Balance Sheets                                                    F-2-F-3
          June 30, 2002 (Unaudited) and December 31, 2001

     Statements of Operations                                            F-4
          Three months and six months ended June 30, 2002 (Unaudited) and June 30, 2001 (Unaudited)

     Statements of Cash Flows                                            F-5
          Six months ended June 30, 2002 (Unaudited) and
          June 30, 2001 (Unaudited)

     Notes to Financial Statements (Unaudited)                           F-6


Consolidated Financial Statements December 31, 2001 and 2000

     Independent Auditor's Report                                        F-7

     Consolidated Balance Sheets                                       F-8-F-9
          December 31, 2001 and 2000

     Consolidated Statements of Operations                               F-10
          Years ended December 31, 2001 and 2000

     Consolidated Statements of Changes in Stockholders' Equity          F-11
          Years ended December 31, 2001 and 2000

     Consolidated Statements of Cash Flows                               F-12
          Years ended December 31, 2001 and 2000

     Notes to Consolidated Financial Statements                       F-13-F-17

                               BIO-ONE CORPORATION

                                 BALANCE SHEETS


                                     ASSETS
                                     ------

                                                        JUNE 30, 2002     DECEMBER 31,
                                                         (UNAUDITED)         2001
                                                        -------------     ------------
Current assets:
     Cash and cash equivalents                             $  353           34,103
     Accounts receivable                                       --            1,672
     Inventories                                               --           15,153
                                                           ------           ------

              Total current assets                            353           50,928

     Property and equipment, at cost, net of accumulated
         depreciation and amortization                      6,604           18,242

     Deposits                                               2,150            1,700
                                                           ------           ------

              Total assets                                 $9,107           70,870
                                                           ======           ======

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                                 BALANCE SHEETS


                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------


                                                        JUNE 30, 2002     DECEMBER 31,
                                                         (UNAUDITED)         2001
                                                        -------------     ------------
Current liabilities:
     Accounts payable                                   $  129,103           16,037
     Accrued expenses                                      161,949          202,642
     Current installments of note payable                   89,502           74,502
                                                        ----------     ------------

              Total current liabilities                    380,554          293,181
                                                       ------------     ------------


Shareholders' equity:
     Common stock - $.001 par value, authorized
        100 million shares; issued 12,812,086 shares        12,812           12,812
     Additional paid in capital                          1,030,988        1,030,988
     Treasury stock, 1,750,000 shares                       (1,750)               -
     Accumulated deficit                                (1,413,497)      (1,266,111)
                                                       ------------     ------------

              Total shareholders' equity                  (371,447)        (222,311)
                                                       ------------     ------------

                                                       $     9,107           70,870
                                                       ============     ============

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                            STATEMENTS OF OPERATIONS


                                                    Three Months Ended               Six Months Ended
                                                          June 30,                        June 30,
                                                     2002           2001            2002            2001
                                                 (UNAUDITED)    (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                                                ------------    ------------    ------------    ------------
Revenues:
     Net sales                                  $      1,500          23,077          22,220          35,867
                                                ------------    ------------    ------------    ------------

                                                       1,500          23,077          22,220          35,867

Costs and expenses:
     Cost of goods sold                                  434          13,573           9,343          20,457
     Selling, general and administrative             142,771         112,163         305,509         212,496
                                                ------------    ------------    ------------    ------------

                                                     143,205         125,736         314,852         232,953
                                                ------------    ------------    ------------    ------------

               Operating income (loss)              (141,705)       (102,659)       (292,632)       (197,086)

Non-operating revenue (expense):
     Other Income                                     146996              --          146996              --
     Interest expense                                   (590)         (2,060)         (1,750)         (5,829)
                                                ------------    ------------    ------------    ------------

               Income before income taxes              4,701        (104,719)       (147,386)       (202,915)

Provision for income taxes                                --              --              --              --
                                                ------------    ------------    ------------    ------------

               Net income (loss)                $      4,701        (104,719)       (147,386)       (202,915)
                                                ============    ============    ============    ============

Basic earnings per share                        $         --           (0.01)          (0.01)          (0.02)
                                                ============    ============    ============    ============

Diluted earnings per share                      $         --           (0.01)          (0.01)          (0.02)
                                                ============    ============    ============    ============

Weighted average number of shares outstanding     12,812,086      10,369,499      12,812,086      10,244,499
                                                ============    ============    ============    ============

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                        Six Months Ended
                                                                              June 30,
                                                                         2002         2001
                                                                     (UNAUDITED)  (UNAUDITED)
                                                                      ---------    ---------
Cash flows from operating activities:
    Net loss                                                          $(147,386)    (202,915)
    Adjustments to reconcile net income to net cash
        provide by operating activities:
           Depreciation and amortization                                  1,000        2,000
           Common stock issued for services                                  --        3,000
           Changes in operating assets and liabilities:
              Accounts receivable                                         1,672       (1,472)
              Inventories                                                15,153        1,018
              Accounts payable and accrued expenses                      83,011       37,981
              Other assets                                                 (450)          --
                                                                      ---------    ---------

                   Net cash used in operating activities                (47,000)    (160,388)
                                                                      ---------    ---------

Cash flows from investing activities:
    Purchase of property and equipment                                       --      (11,013)
                                                                      ---------    ---------

                   Net cash used in investing activities                     --      (11,013)
                                                                      ---------    ---------

Cash flows from financing activities:
    Purchase of treasury stock                                           (1,750)
    Proceeds from sale of common stock                                       --      150,000
    Payment of principal on note payable                                     --      (25,000)
    Proceeds from note payable                                           15,000       75,000
                                                                      ---------    ---------

                   Net cash provided by financing activities             13,250      200,000
                                                                      ---------    ---------

                   (Decrease) increase in cash and cash equivalents     (33,750)      28,599

Cash and cash equivalents - beginning of period                          34,103       19,832
                                                                      ---------    ---------

Cash and cash equivalents - end of period                             $     353       48,431
                                                                      =========    =========

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS


(1)      PRESENTATION OF UNAUDITED FINANCIAL STATEMENTS
         ----------------------------------------------

         The unaudited financial statements have been prepared in accordance with rules of the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows, in conformity with generally accepted accounting principles. The information furnished, in the opinion of management, reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of June 30, 2002, and results of operations and cash flows for the six-month periods ended June 30, 2002 and 2001. The results of operations are not necessarily indicative of results which may be expected for any other interim period, or for the year as a whole.

(2)      SALES TO MAJOR CUSTOMERS
         ------------------------

         During the six months ended June 30, 2002, two customers accounted for 52% and 26% of total revenue.

         During the six months ended June 30, 2001, three customers accounted for 51%, 19% and 17%, respectively, of total revenue.

(3)      INVENTORIES
         -----------

         Inventories consist of the following:

                                            DECEMBER 31,      JUNE 30, 2002
                                                 2001          (UNAUDITED)
                                            ------------       -----------

                   Finished goods             $15,153                --
                                            ============       ===========

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

The Board of Directors and Stockholders
Bio-One Corporation

We have audited the accompanying consolidated balance sheets of Bio-One Corporation, as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bio-One Corporation as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the consolidated financial statements, the Company has experienced net operating losses of $677,150 and $365,213 for the years ended December 31, 2001 and 2000, respectively. At December 31, 2001, the Company continues to experience a working capital deficit and also has a stockholders' deficit of $222,311. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/:   PARKS, TSCHOPP, WHITCOMB & ORR, P.A.
-------------------------------------------


February 8, 2002
Maitland, Florida

                               BIO-ONE CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2001 and 2000


                                     ASSETS
                                     ------

                                                             2001         2000
                                                           -------       -------
Current assets:
      Cash                                                 $34,103        19,832
      Accounts receivable                                    1,672         1,930
      Inventory                                             15,153        19,901
                                                           -------       -------

              Total current assets                          50,928        41,663
                                                           -------       -------
Furniture and equipment                                     26,242        18,035

              Less accumulated depreciation                  8,000         3,129
                                                           -------       -------

              Net furniture and equipment                   18,242        14,906
                                                           -------       -------

Other assets:
      Deposits                                               1,700         1,700
                                                           -------       -------

                                                           $70,870        58,269
                                                           =======       =======

                                                                     (Continued)

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                           2001           2000
                                                         --------       --------
Current Liabilities
Accounts payable                                         $ 16,037         30,160
Notes payable (note 6)                                     74,502        124,502
Accrued expenses (note 5)                                 202,642        203,468
                                                         --------       --------

               Total current liabilities                  293,181        358,130
                                                         --------       --------



Common stock ($.001 par value; 100 million shares authorized;
     12,812,086 shares at December 31, 2001 and 9,970,999 shares
     at December 31, 2000 issued and outstanding)          12,812         9,971
Preferred stock ($.001 par value; 10,000,000
     shares authorized; none issued)                           --            --
Additional paid-in capital                              1,030,988       279,129
Accumulated deficit                                    (1,266,111)     (588,961)
                                                      -----------   -----------

               Total stockholders' deficit               (222,311)     (299,861)
                                                      -----------   -----------

                                                      $    70,870        58,269
                                                      ===========   ===========

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     Years ended December 31, 2001 and 2000


                                                     2001              2000
                                                ------------       ------------
Revenue:
      Product sales                             $     82,943             75,447

Cost of goods sold                                    39,698             35,570
                                                ------------       ------------
           Gross profit                               43,245             39,877
                                                ------------       ------------

Selling, general and administrative:
      Professional fees                              532,409            231,898
      Salaries                                        58,000            115,718
      Rent                                            27,175             16,700
      Other administrative                            93,393             37,441
                                                ------------       ------------

           Total selling, general
             and administrative                      710,977            401,757
                                                ------------       ------------

Other income (expense):
      Interest expense                                (9,418)            (3,333)
                                                ------------       ------------
                Net loss                        $   (677,150)          (365,213)
                                                ============       ============

Loss per common share:
      Basic                                     $       (.06)             (0.06)
                                                ============       ============
      Diluted                                   $       (.06)             (0.06)
                                                ============       ============

Weighted average number of common
  shares outstanding:
      Basic                                       10,653,963          6,232,900
                                                ============       ============
      Diluted                                     10,653,963          6,432,900
                                                ============       ============


See accompanying notes to financial statements.

                                                         BIO-ONE CORPORATION

                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                               Years ended December 31, 2001 and 2000

                                                                ADDITIONAL                  STOCK
                                          COMMON STOCK           PAID-IN      TREASURY   SUBSCRIPTION  ACCUMULATED
                                     SHARES        AMOUNT        CAPITAL        STOCK     RECEIVABLE     DEFICIT        TOTAL
                                  -----------   -----------   -----------   -----------   ---------   -----------   -----------
Balances, December 31, 1999         4,994,500   $     4,995       115,505            --      (3,500)     (223,748)     (106,748)

Common stock issued for cash          450,000         4,500        34,500            --          --            --        39,000

Common stock issued for services       51,000           510         4,590            --          --            --         5,100

Common stock subscribed             4,424,500        44,245       (40,745)           --      (3,500)           --            --

Reverse acquisition                 1,700,000       (42,630)       52,130            --          --            --         9,500

Common stock issued for cash          140,000           140        34,860            --          --            --        35,000

Stock subscription                         --            --            --            --       7,000            --         7,000

Common stock issued for cash          279,999           280        69,720            --          --            --        70,000

Common stock issued for services       26,000            26         6,474            --          --            --         6,500

Shares returned to treasury from
founders                           (2,095,000)       (2,095)        2,095         2,095          --            --         2,095

Cancellation of treasury shares            --            --            --        (2,095)         --            --        (2,095)

Net loss                                   --            --            --            --          --      (365,213)     (365,213)
                                  -----------   -----------   -----------   -----------   ---------   -----------   -----------

Balances, December 31, 2000         9,970,999         9,971       279,129            --          --      (588,961)     (299,861)

Common stock issued for cash          600,000           600       149,400            --          --            --       150,000

Common stock issued for services      795,532           795       261,805            --          --            --       262,600

Conversion of debt to common stock    555,555           556        99,444            --          --            --       100,000

Exercise of warrants                  890,000           890       241,210            --          --            --       242,100

Net loss                                   --            --            --            --          --      (677,150)     (677,150)
                                  -----------   -----------   -----------   -----------   ---------   -----------   -----------

Balances, December 31, 2001        12,812,086   $    12,812     1,030,988            --          --    (1,266,111)     (222,311)
                                  ===========   ===========   ===========   ===========   =========   ===========   ===========

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years ended December 31, 2001 and 2000

                                                           2001          2000
                                                        ---------     ---------
Cash flows used in operating activities:
   Net loss                                             $(677,150)     (365,213)
   Adjustments to reconcile net loss to net
      cash used in operating activities:
       Depreciation and amortization                        4,871         2,467
       Common stock issued for services                   262,600         5,100
       Changes in:
         Accounts receivable                                  258        (1,896)
         Inventory                                          4,748         8,240
         Other assets                                          --        (1,500)
         Accounts payable                                 (14,123)      (16,190)
         Accrued expenses                                    (826)      124,718
                                                        ---------     ---------
            Net cash used in operating activities        (419,622)     (244,274)
                                                        ---------     ---------

Cash flows from investing activities:
   Purchase of equipment                                   (8,207)      (11,416)
                                                        ---------     ---------
            Net cash used in investing activities          (8,207)      (11,416)
                                                        ---------     ---------

Cash flows from financing activities:
   Issuance of common stock                               392,000       151,000
   Proceeds from issuance of notes payable                 75,000       124,502
   Repayment of principal on notes payable                (25,000)           --
                                                        ---------     ---------

            Net cash provided by financing activities     442,000       275,502
                                                        ---------     ---------

Net increase in cash                                       14,271        19,812

Cash, beginning of period                                  19,832            20
                                                        ---------     ---------
Cash, end of period                                     $  34,103     $  19,832
                                                        =========     =========

Supplemental disclosure of cash flows information:
   Cash paid during the year for interest               $   9,418     $   3,333
                                                        =========     =========

Supplemental disclosure of non-cash financing and investing activities:
   During the year ended December 31, 2001 notes payable in the amount of $100,000 were converted into 555,555 shares of common stock.

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 2001

(1)   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
      ------------------------------------------------

     (A) ORGANIZATION
     ----------------
         The accompanying consolidated financial statements include the accounts of Bio-One Corporation (Bio-One) and its wholly owned subsidiary, Crown Enterprises, Inc. (Crown or the Company). All significant intercompany balances and transactions have been eliminated in consolidation. Bio-One and subsidiaries have a December 31 fiscal year end.

         Bio-One Corporation was incorporated in the State of Nevada, with capital stock of 20,000,000 shares at $ 0.001 par value, and 1,000,000 shares of preferred stock at $0.001 per value. On July 26, 2000, Bio-One Corporation approved and ratified an increase in the number of authorized shares of the Company's common stock from 20,000,000 to 100,000,000. On the same date, the Company approved and ratified an increase in the number of authorized shares of the Company's preferred stock from 1,000,000 to 10,000,000.

         Crown Enterprises, Inc. was incorporated under the laws of the State of Florida on April 9, 1999. Crown has developed a complete line of naturopathic and nutritional supplement products that can be recommended to address the specific conditions identified by the Company's Microscopy "Live Blood Cell Analysis" Program. The Company's "sell through" concept coupled with its Microscopy Program and full line of naturopathic products places the Company in the forefront of the preventative and alternative healthcare industry.

         The Company's revenues will be generated with strategic acquisitions within an industry poised for consolidation and also through the manufacturing and distribution of nutritional supplement products. The Company is prepared to launch distribution pipelines through E-Commerce, retail stores, infomercials, microscopy centers, and the Equine industry.

         On May 30, 2000, Crown agreed to exchange shares with Bio-One Corporation, a Nevada company. Accordingly, Crown exchanged 10,000,000 shares of the company stock for 10,000,000 shares of Bio-One stock in a business combination accounted for as a reverse acquisition. During the period Bio-One was in existence, prior to the reverse acquisition, its only activity was to raise equity capital. For accounting purposes, the reverse acquisition is reflected as if Crown issued its stock (10,000,000 shares) for the net assets of Bio-One. The net assets of Bio-One were not adjusted in connection with the reverse acquisition since they were monetary in nature.

      B) REVENUE RECOGNITION
      ----------------------
         The principal sources of revenues are derived from product sales. Revenue from product sales is recognized when the product is shipped


                                                                     (Continued)

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
       ---------------------------------------------------------------

      C) INVENTORY
      ------------
         Inventory consists of nutritional supplement products, which are valued at the lower of cost or market on first-in, first-out basis.

      D) PROPERTY AND EQUIPMENT
      -------------------------
         Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using straight-line methods.

         The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.

      E) USE OF ESTIMATES
      -------------------
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

      F) FAIR VALUE OF FINANCIAL INSTRUMENTS
      --------------------------------------
         The carrying amount reported in the balance sheet for cash, accounts receivable and accounts payable approximates fair values due to the immediate or short-term maturity of these financial instruments. Fair value for notes payable was based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities, and approximate carrying value.

      G) CREDIT RISKS
      ---------------
         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company sells its products to customers, at times extending credit for such sales. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

                                                                     (Continued)

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
      --------------------------------------------------------------

      H) STOCK TRANSACTIONS
      ---------------------
         Shares issued for services performed are valued at either the fair value of equity instruments issued or the value of services performed, whichever is more reliably measurable.

      I) STOCK-BASED COMPENSATION
      ---------------------------
         The Company has adopted Statement of Financial Accounting Standards
         (SFAS) No. 123, "Accounting for Stock-Based Compensation." This pronouncement establishes financial accounting and reporting standards for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Such treatment is required for non-employee stock-based compensation. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employee." Accordingly, compensation expense for employee stock options or warrants is measured as the difference between the quoted market price of the Company's stock at the date of grant and the amount the employee must pay to acquire the stock. SFAS 123 requires companies electing to continue using the intrinsic value method to make certain pro forma disclosures (see Note 6).

(2)   INCOME TAXES
      ------------

      At December 31, 2001, the Company had a net operating loss carryforward for income tax purposes of approximately $1,000,000, which is available to offset future taxable income. The loss carryforward expires in the years beginning in 2019, unless it is utilized sooner. A valuation allowance equal to the tax benefit of the net operating losses has been established since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)   GOING CONCERN
      -------------
      The Company's consolidated financial statements have been presented on a going concern basis which contemplates the realization and the satisfaction of liabilities in the normal course of business. As more fully described below, the liquidity of the Company has been adversely affected by significant losses from operations. The Company reported net losses of $667,150 and $365,213 for the years ended December 31, 2001 and 2000, respectively. Additionally, there is a stockholders' deficit of $222,311 at December 31, 2001.

      These conditions raise substantial doubt about the Company's ability to continue as a going concern without additional capital contributions and/or achieving profitable operations. Management's plans are to consolidate the nutritional supplement industry through vertical integration and marketing company acquisitions. There can be no assurance that the Company will be successful in accomplishing its objectives.

(4)   EARNINGS (LOSS) PER SHARE
      -------------------------
      Effective December 31, 1997, FAS 128 "Earnings per Share" requires a dual presentation of earnings per share-basic and diluted. Basic loss per common share has been computed by dividing net loss by the weighted average number of common shares outstanding of 10,653,963 in 2001 and 6,232,900 in 2000. Diluted earnings per share has been computed by dividing net loss, reduced by the amount of interest expense on convertible debt, by the weighted average number of common shares outstanding, including the dilutive effects of the convertible debt of 10,653,963 and 6,232,900 in 2001 and 2000, respectively.

(5)   COMMITMENTS
      -----------
      The Company has entered into employment agreements with two of its founding directors requiring aggregate annual salaries of $240,000 beginning in April 1999. At December 31, 2001 and 2000, $202,642 and $203,468, respectively, remained to be paid.

(6)   NOTES PAYABLE
      -------------
      Note payable to bank, bearing interest at the rate of 9%, due March 1, 2002, collateralized by accounts receivable and inventory.

                                                                        $ 74,502
                                                                        ========

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7)   STOCK PURCHASE WARRANTS
      -----------------------

      The Company has issued 390,000 stock purchase warrants to existing shareholders. These warrants are exercisable at $1.00 per share or 80% of the average bid price for the first three weeks of public trading, whichever is lower. These warrants expire twelve months from the date on which the Company's common stock is quoted on the Over the Counter Bulletin Board (June 21, 2002).

      The Company continues to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, under which no compensation cost for stock warrants is recognized for stock purchase warrants granted at or above fair market value.

      Had compensation expense been determined based upon fair values at the grant date for the award of warrants as described herein in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would not be materially changed from the amounts as reported in the accompanying financial statements.

      Accordingly, management has not presented the pro forma effects of the application of SFAS No. 123 herein with respect to net earnings and earnings per share for the years ended December 31, 2001 and 2000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Bio-One 's bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Bio-One.

     Securities and Exchange Commission Registration Fee                 $ 1,015
     Printing and Engraving Expenses                                     $   100
     Accounting Fees and Expenses                                        $   500
     Legal Fees and Expenses                                             $25,000
     Blue Sky Qualification Fees and Expenses                            $ 1,000
     Miscellaneous                                                       $ 2,000
                                                                         -------
     TOTAL                                                               $29,615
                                                                         =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

In May 1998, prior to its acquisition of Crown, the Company sold 1,600,000 shares of its unrestricted common stock to seventy-two (72) investors for $16,000. Dale B. Finfrock, Jr., the Company's then current sole officer and director, received 279,960 of such shares. For such offering, the Company relied upon Section 3(b) of the Securities Act of 1933, as amended (the "Act"), Rule 504 of Regulation D promulgated thereunder ("Rule 504"), Section 517.061(11) of the Florida Code, Section 10-5-9(13) of the Georgia Code, Section 90.530(11) of the Nevada code, Section 48-2-103(b)(4) of the Tennessee code and Section 5[581-5]I(c) of the Texas code. No state exemption was necessary for the sales made to Canadian or French investors.

In May 2000, the Company entered into the Share Exchange with Crown Enterprises. We issued 10,000,000 shares of its common stock to the shareholders of Crown for all of the issued and outstanding stock of Crown. As part of the exchange, Armand

Dauplaise (the Company's current President and Chairman) ("Dauplaise") and Kevin Lockhart (the Company's current Secretary) ("Lockhart") each received 4,597,500 shares of the Company's Common Stock. This offering was conducted pursuant to
Section 4(2) of the Act, Rule 506 of Regulation D promulgated thereunder ("Rule 506") and Section 517.061(11) of the Florida Code.

In May 2000, we issued 100,000 shares of our restricted common stock to three
(3) persons for their services to the Company in connection with the Share Exchange. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code.

In June 2000, we sold 40,000 shares of our restricted common stock to one (1) investor for $10,000. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code.

In July 2000, we sold 100,000 shares of our restricted common stock to one (1) investor for $25,000. The Company also issued a warrant to purchase an additional 400,000 shares of the Company's restricted common stock, which warrant is exercisable at a price of $0.25 per share. The Company received a total of $25,000 for the investment The warrant has expired. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code.

In October 2000, we issued a total of 86,000 shares of its common stock to Bradley Kline, Melvin Correll and Glenna Correll. No contract exists. Richard Wilson, who received 60,000 of the shares, was inadvertently left off the list of Crown shareholders when the Share Exchange took place in May 2000. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code.

In November 2000, we sold 140,000 shares of our common stock to one (1) investor for $35,000. The Company issued a warrant to purchase an additional 180,000 shares of the Company's common stock at an exercise price of $1.00 per share or eighty percent (80%) of the average bid price for the first three (3) weeks of public trading, whichever is lower. The warrants have expired. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code. See Part II, Item 4. "

In December 2000, the Company executed a convertible promissory note in favor of Margaret Schrock in the principal amount of $25,000. The note bears interest at a rate of twelve percent (12%) per annum and is due June 5, 2001. The note is convertible at the option of the holder to shares of the Company's restricted common stock at a price of $0.25 per share or fifty percent (50%) of the average bid price for the first three (3) weeks of public trading, whichever is lower. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and
Section 517.061(11) of the Florida Code. See Part I, In December 2000, the Company sold a total of 139,999 shares of its common stock to four (4) investors for a total of $34,999.99. We relied upon Section 4(2) of the Act, Rule 506 and
Section 517.061(11) of the Florida Code. See Part II.

In March 2001, the Company sold 400,000 and 100,000 shares of its common stock to John M. Moxen and Ohio Well Management, Inc., an Ohio corporation respectively for a total of $125,000. The Company issued warrants to purchase an additional 500,000 shares of the Company's common stock at an exercise price of $1.00 per share or eighty percent (80%) of the average bid price for the first three (3) weeks of public trading, whichever is lower. The warrants have expired. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506, Section 517.061(11) of the Florida Code and Section 1707.03(X) of the Ohio Code.

In April 2001, the Company issued 10,000 shares of its common stock to Curt Jones, who served as a financial consultant to the Company. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code.

In May 2001, the Company issued 100,000 shares of its common stock and a warrant to purchase an additional 100,000 shares of its common stock at an exercise price of $0.29 to Arthur Szatkowski for $25,000. The warrants expired June 22, 2002. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In June 2001, the Company issued 10,000 shares of its common stock to Curt Jones, who served as a financial consultant to the Company. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In June 2001, the Company issued 2,000 shares of its common stock to Charles A. Gaudio & MaryAnn Gaudio JTWROS for services in connection with production of the Company's website. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In July 2001, the Company filed a Registration Statement on Form S-8 to register its Year 2001 Employee/Consultant Stock Compensation Plan. The Company registered 250,000 shares of its common stock, all of which was issued to Donald
F. Mintmire for legal fees.

In July 2001, the Company issued 285,624 shares and 31,735 shares of its restricted common stock to Irwin Newman and Jeffrey Gerstein respectively, in connection with a consulting agreement entered into between the Company and Mr. Newman. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption. We have also issued additional shares of our common stock to both Mr. Newman and Mr. Gerstein for consulting services. Following the issuance of these shares, we have on various dates a total of 94,497 and 10,500 shares respectively to Mr. Newman and Mr. Gerstein.

In August 2001, the Company issued 416,667 shares of its common stock to John M. Moxen upon the conversion of Mr. Moxen's promissory note dated May 25, 2001. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In August 2001, the Company issued 50,000 shares of its common stock to each of Richard Friedman and Jeffrey Markowitz for services in connection with certain financial advisory services rendered to the Company. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In August 2001, the Company issued 46,296 shares of its common stock to each of Gloria Burkholder, Julie Gingrich and Sherry Schrock upon the conversion of Margaret Schrock's promissory note dated December 5, 2000. For such offering, the Company relied upon the 506 Exemption, the Florida Exemption and filed required documents in Iowa pursuant to an exemption from registration.

In September 2001, the Company issued 100,000 shares of its common stock to Robert Gingras upon the exercise of a warrant to purchase shares of its common stock at an exercise price of $0.25 per share, for a cumulative purchase price of $25,000. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In September 2001, the Company issued 90,000 shares of its common stock to the Margaret F. Schrock Family Trust upon the exercise of a warrant to purchase shares of its common stock at an exercise 9 9 price of $0.29 per share, for a cumulative purchase price of $26,100. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In November 2001 we issued the following shares:

Name of Shareholder                     Number of Shares        Consideration
-------------------                     ----------------        -------------

Robert Gingras                              300,000             Cash
Frank Clark                                  23,936             Consulting
Richard Wexler                                5,000             Consulting
Steve Scott                                   5,000             Consulting

For such offerings we relied upon Section 4(2) of the Securities Act, the 506 exemption and applicable state exemptions.

In August, 2002 we issued the following shares in connection with the Equity Credit Line

Name of Shareholder                         Number of Shares
-------------------                         ----------------

Howard Salamon                                  147,826
Mark A. Angelo                                  266,087
Robert Farrell                                  266,087
Joseph Donahue                                  266,087
Matthew Beckman                                 266,087
Gerald Eicke                                    133,043
George Kanakis                                  133,044

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 ACT"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Bio-One so as to make an informed investment decision. More specifically, Bio-One had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Bio-One 's common stock.

ITEM 27.  EXHIBIT NO. DESCRIPTION


3.(i).1           [1]      Articles of Incorporation of Bio-One Corporation
                           filed February 24, 1998.

3.(i).2           [1]      Certificate of Amendment of Articles of Incorporation
                           filed August 7, 2000.

3.(ii).1          [1]      Bylaws of Bio-One Corporation

5.1                        Opinion re: Legality

10.1              [1]      Share Exchange Agreement between the Company and
                           Dated May 20, 2000.

10.2              [1]      Employment Agreement between the Company and Armand
                           Dauplaise Crown Enterprises dated May 30, 2000

10.3              [2]      Equity Line of Credit Agreement between the Company
                           and Capital Partners, LP dated July 25, 2002

10.4              *        Placement Agent Agreement between Bio-One Corp and
                           Westrock Advisors

10.5              *        Registration Rights Agreement between Bio-One
                           Corporation and Cornell Capital Partners, LLP

10.6              *        Escrow Agreement between Bio-One Corporation, Cornell
                           Capital Partners, L.P. Butler Gonzales LLP and
                           Wachovia Bank, N.A.

10.7              [3]      Agreement between the Company and Kevin Lockhart and
                           General Release in connection with redemption of shares and resignation as Board Member

23.1              *        Consent of Newman, Pollock & Klein (included in
                           Exhibit 5.1)

23.2              *        Consent of Parks, Tschopp, Whitcomb & Orr, P.A.

(* Filed Herewith)

[1] Incorporated by reference to the Company's Registration Statement filed on Form 10-SB filed November 3, 2000

[2] Incorporated by reference to the Company's Quarterly report filed on Firm 10-QSB for the period ended June 30, 2002 on August 14, 2002

[3]  Incorporated by reference to the Company's Form 8-k filed August 2, 2002.

ITEM 28.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "ACT");

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) Include any additional or changed material information on the plan of distribution;

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Winter Springs, Florida August 26, 2002.

                               BIO-ONE CORPORATION.

                            By: /s/ Armand Dauplaise
                                --------------------------------------
                            Name:   Armand Dauplaise
                            Title:  Chief Executive Officer and President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                               INDEX TO EXHIBITS

Exhibit No.            Description
-----------            -----------

5.1                    Opinion re: Legality

10.4                   Placement Agent Agreement between Bio-One Corp and
                       Westrock Advisors

10.5 Registration Rights Agreement between Bio-One Corporation and Cornell Capital Partners, LLP

10.6 Escrow Agreement between Bio-One Corporation, Cornell Capital Partners, L.P. Butler Gonzales LLP and Wachovia Bank, N.A.

23.1                   Consent of Newman, Pollock & Klein (included in
                       Exhibit 5.1)

23.2                   Consent of Parks, Tschopp, Whitcomb & Orr, P.A.